Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Nicki Andalon	Lasse Glassen
Chief Financial Officer & VP	General Information
Qualstar Corporation	Financial Relations Board
(805) 583-7744	(213) 486-6546
nandalon@qualstar.com	lglassen@mww.com

QUALSTAR NOW IN COMPLIANCE WITH NASDAQ LISTING RULES

SIMI VALLEY, Calif., March 31, 2010 — Qualstar® Corporation (Nasdaq: QBAK), a manufacturer of automated tape storage solutions and high-efficiency power supplies, announced that it was notified by Nasdaq on March 29, 2010 that Qualstar is now in compliance with the requirements for continued listing on The Nasdaq Stock Market under Marketplace Rule 5605(e), which sets forth requirements relating to the process for selecting nominees for election to the board of directors. To regain compliance with this rule, Qualstar’s Board of Directors adopted a Nominating Committee Charter and appointed a Nominating Committee comprised of four independent directors on March 25, 2010.

About Qualstar Corporation

Qualstar manufactures automated tape libraries and power supplies. Its products are known throughout the world for energy efficiency and rugged, Simply Reliable designs yielding years of trouble-free operation.  Qualstar tape libraries are sold, installed and supported worldwide to backup, archive and protect data from incidental and catastrophic loss.  Its N2Power brand high efficiency, ultra small switching power supplies are sold to OEM manufacturers worldwide, where very low power consumption is required.  Qualstar Corporation is publicly traded on the NASDAQ National Market under the symbol QBAK. More information is available at www.qualstar.com or by phone at 805-583-7744.

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